Exhibit 99.1

TOREADOR ANNOUNCES TEST OF SECOND ZONE IN AKCAKOCA-3 WELL YIELDS FLOW RATE OF 20 MILLION CUBIC FEET OF GAS PER DAY

•	Combined flow rate from two of seven pay zones approximately 38 MMCFD
•	Drilling started on Akcakoca-4 well
•	South Akcakoca Sub-basin infrastructure construction update
•	Naeni-2 Bis well at 700 meters depth, rig setting intermediate casing

DALLAS, TEXAS – (January 3, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) and its joint venture partners TPAO (the Turkish national oil company) and Stratic Energy Corporation today announced results from production testing of the shallowest of seven potential pay zones in the Akcakoca-3 well, located in coastal Turkish waters of the Black Sea. The zone flow tested at a rate of approximately 20 million cubic feet of gas per day (MMCFD) from 25 meters (82 feet) of perforations between 1,167 and 1,194 meters (3,830 and 3,918 feet) true vertical depth. Flowing pressure was approximately 1,360 pounds per square inch through a 48/64-inch diameter choke. As previously announced, a test of the deepest of the pay zones yielded a flowrate of approximately 18 MMCFD for a combined flowrate of approximately 38 MMCFD from the two zones. The Akcakoca-3 has been designed to accept a dual completion to allow simultaneous production from both shallow and deep zones.

“The outstanding test results from the Akcakoca-3 well have reinforced our belief in the reserve potential of the South Akcakoca Sub-basin,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador. “Flow rates from testing of two of seven potential pay zones have far exceeded previous results from other wells in the sub-basin, and are better than our prognosis for the well.”

Drilling has commenced on the Akcakoca-4 well, which is targeting a separate fault block further east along the Akcakoca fault trend. It is anticipated that the well will be completed and tested in the first half of February. The Akcakoca-3 and -4 wells are part of the Phase II development project in the South Akcakoca Sub-basin. A construction update on the Phase I development project follows later in this release.

The South Akcakoca Sub-basin represents approximately 50,000 acres out of the joint venture’s 964,000 acre Western Black Sea permit area, or approximately 5% of the total area.

Test of second zone in Akcakoca-3 well results in 20 MMCFD flow rate, January 3, 2007	Page 2 of 3

Toreador is the operator in the South Akcakoca Sub-basin and has a 36.75% working interest in the permit. TPAO is the owner of a 51% working interest and Stratic has a 12.25% working interest.

South Akcakoca Sub-basin production center and offshore pipeline construction completed

Construction of the production center for the South Akcakoca Sub-basin project has been completed. Testing and commissioning of the plant equipment and systems has begun and is proceeding according to plan.

Construction of the offshore pipeline which will tie in the Akkaya, Dogu Ayazli and Ayazli production platforms to the onshore production center has been finished and the pipeline is currently being buried prior to testing. It is anticipated that the “Regina 250” pipelay barge will be released in the next few days after testing is complete.

Topsides for the Akkaya and Dogu Ayazli platforms are being readied for installation in the next few weeks. Once the topsides have been installed, the Akkaya and Dogu Ayazli platforms will be tied into the offshore pipeline and production will commence. The Ayazli tripod is scheduled to be installed and tied into the pipeline system during February as previously announced.

Rig setting intermediate casing on Romanian exploration well

The Naeni-2 Bis exploration well in Toreador’s 100% interest Viperesti exploration permit onshore Romania has reached 730 meters (2,396 feet) depth and the rig is currently setting intermediate casing. As previously announced the total depth is projected to be 1,400 meters (4,594 feet) to test two Miocene horizons that are productive in the area. The drilling penetration rate is being held to approximately 100 meters (328 feet) per day to control the deviation of the well in high-angle dipping beds, so the well is expected to reach total depth sometime late next week.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Test of second zone in Akcakoca-3 well results in 20 MMCFD flow rate, January 3, 2007	Page 3 of 3

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, not completing in a timely manner the restatements for the years ended December 31, 2003, 2004 and 2005 and for the quarters ended March 31, 2006 and June 30, 2006 and not filing in a timely manner the Form 10-Q for the quarter ended September 30, 2006, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net